Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and "Independent Registered Public Accounting Firm; Legal Counsel" in the Prospectus and "Independent Registered Public Accounting Firm; Legal Counsel" and “Financial Statements” in the Statement of Additional Information, each included in this Pre-Effective Amendment No.1 to the Registration Statement (Form N-2, File No.333-298414) of FT Vest Total Return Income Fund: Series A4 (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 27, 2026, with respect to the financial statements and financial highlights of FT Vest Total Return Income Fund: Series A4 included in the Annual Report (Form N-CSR) for the period ended December 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

September 23, 2026